Exhibit 99.2

Loews Corporation Third Quarter 2024 Earnings Remarks

James Tisch, President & CEO:
Good morning. Loews had a strong third quarter, reporting net income of $401 million or $1.82 per share, which compares favorably to net income of $253 million or $1.12 per share in the third quarter of last year. Our CFO, Jane Wang, will provide more details about the key drivers of those results in her remarks, and I will focus my section on CNA, Boardwalk and my thoughts about energy production and policy in our nation.
But first, a quick comment concerning Loews Hotels and its new properties under development in Orlando, Florida. Universal has announced that its new Epic Universe theme park will open on May 22, 2025, at which point all three of our new joint-venture hotels on that campus will be welcoming guests. At the end of the second quarter of 2025, Loews Hotels will have a 50% interest in 11 hotels in Orlando, with a combined total of 11,000 rooms. More to come on our hotel company’s operations in Orlando as we approach the opening dates.
Moving on to CNA . . . with a little bit of history: Three weeks from now will mark the 50th anniversary of Loews’s acquisition of a majority stake in CNA Financial. On November 26, 1974, Loews acquired a controlling interest in the company for the equivalent of $1.67 per share. Today, the stock trades at around $50 per share and the company has paid more than $7.6 billion in dividends to Loews over the past ten years. CNA is a vastly different and much improved business today compared to the one we purchased 50 years ago. In 1974 the company was a multi-line insurer that not only had a commercial property and casualty insurance segment, but also had a life insurance company, a consumer finance company, a personal automobile insurance business, a federal government health insurance business—and more. In 2000, we came to the strategic conclusion that CNA had to focus on its core competency, which is its commercial property and casualty insurance business. In the ensuing years, thanks to the hard work and dedication of a series of talented management teams, the company has become a highly profitable, top quartile commercial P&C insurance underwriter. CNA performed well in the third quarter and Jane will provide more details in her remarks.
Turning to our pipeline business, I am very pleased to report that in September, the Delaware Court of Chancery ruled in our favor, finding no liability on the remaining claims in connection with Loews’s 2018 acquisition of the minority limited partner interests in Boardwalk. As a reminder, in November of 2021, the Delaware Court of Chancery rendered a substantial judgment against us. That ruling was subsequently fully reversed by the Delaware Supreme Court in December 2022, at which point the remaining open claims were remanded back to the lower court. The lower court ruled fully in our favor with regard to those remanded claims this September. While the plaintiffs have appealed the Court of Chancery’s decision on these same claims back to the Delaware Supreme Court, we remain very confident in our case.
In other good news, Boardwalk has performed exceptionally well this year. For the twelve months ending September 30, 2024 , the company’s EBITDA has increased by more than $100 million to over $1 billion compared to $917 million for the twelve-month period ending September 30, 2023. That increase in EBITDA is a result of surging demand for natural gas for both industrial use and power generation, which is leading to higher recontracting rates and robust pipeline flows. Boardwalk has also experienced a significant uptick in potential growth projects as a result of this increased need for natural gas.
Taking a step back, the growth at Boardwalk speaks to the crucial role that natural gas plays in meeting America’s—and the world’s—energy needs. After years of flat electricity consumption in the United States, demand is suddenly spiking amid an increase in domestic manufacturing, electric vehicle adoption, and—

especially—a surge in the construction of data centers to develop artificial intelligence. Over the past 18 months, electric utilities have nearly doubled their forecasts of the additional power they will require over the coming decade.
While solar and wind power have also grown dramatically in the past decade, renewable energy production alone is, and will continue to be, insufficient to meet America’s energy needs. Additionally, the intermittent nature of renewable resources makes them especially ill-suited to power data centers, which operate every day, around the clock.
It is my sincere hope that our leaders in Washington recognize the importance of promoting a comprehensive energy strategy that embraces natural gas production in addition to renewables. Our nation’s ability to construct data centers to power the AI revolution is critical, but the stakes are even higher than that. A comprehensive energy strategy is also key to our geopolitical strength, ensuring that we and our allies have access to abundant, affordable, and dispatchable energy.
This goal is entirely achievable with the right energy policies. The federal government sets rules that affect when, where, and if companies can explore for oil and gas, refine it, and transport it to consumers. Washington can take an almost endless array of steps to make it easier—or harder—to produce energy in the U.S.
The next president and Congress can accelerate pipeline licensing and permitting, an urgent priority because America is running low on pipeline capacity. By one estimate, America must build 24,000 miles of natural gas pipelines by 2035 to meet the anticipated demand that utilities, consumers, and businesses will have for hydrocarbons.
The next administration should also fully support the construction of new LNG terminals in the U.S. These projects would create high-paying American jobs, improve the U.S. trade balance, and promote geopolitical stability by ensuring that Europe relies on the U.S. for its energy needs.
When the next president assumes office in January 2025, he or she will do so during a uniquely volatile moment and arguably the most dangerous global security environment since the 1930s. Whatever challenges lie ahead for America, they will be easier to navigate if our leaders embrace a comprehensive energy strategy that safeguards our access to the affordable fuel that we and our allies need to power our economies, create jobs, and expand opportunity.
And speaking of presidents assuming office, just under two months from now I will be vacating my post as President & CEO of Loews Corporation, so these will be my final earnings remarks. It has been a great honor to serve as the CEO of this enterprise for the past 25 years. As I look forward to my new role as Chairman of the Board, I have complete confidence that Loews will continue to create long-term value for its shareholders for many years to come.
Jane Wang, CFO:
Thank you, Jim, for your outstanding leadership and all your contributions to Loews. It has been a great privilege to have worked with you over the past 18 years.
For the third quarter of 2024, Loews reported net income of $401 million or $1.82 per share, compared with net income of $253 million or $1.12 per share in last year’s third quarter. Excluding the $37 million charge related to the termination of the parent company’s pension plan in last year’s third quarter, net income increased by $111 million or 38%. That increase was driven by improved results at Boardwalk and CNA, as well as higher investment income at the parent company.

Book value per share increased from $70.69 at the end of 2023 to $79.28 at the end of 2024’s third quarter, and book value per share excluding accumulated other comprehensive income (AOCI) increased from $81.92 at the end of 2023 to $87.22 at the end of the third quarter. These increases were driven by strong earnings during the first nine months of the year.
CNA contributed net income of $259 million in the third quarter versus $235 million in last year’s third quarter. The year-over-year increase was attributable to higher net investment income, partially offset by increased catastrophe losses. CNA’s net investment income increased by 13% over last year’s third quarter, driven mostly by limited partnership and common stock results. Fixed income results also increased, benefiting from a nearly 10-basis-point increase in pre-tax yields to 4.8%, as well as growth in the invested asset base. Investment losses were lower year-over-year due to a favorable change in the fair value of non-redeemable preferred stock and lower losses on the sale of fixed income securities.
CNA’s underwriting results were impacted by 5.8 points of catastrophe losses versus 4.1 points in the prior year period. Higher catastrophe losses, including from Hurricane Helene, were the primary driver behind the 2.9-point increase in CNA’s third quarter combined ratio to 97.2% versus 94.3% in last year’s third quarter. The company’s underlying combined ratio also increased by 1.2 points to 91.6% versus 90.4% in the third quarter of 2023 due to pressure on commercial auto and management liability. CNA announced that losses for Hurricane Milton, which occurred in the fourth quarter, are anticipated to be in the range of $25 million to $55 million ($18 million to $40 million after tax to Loews).
Net written premium growth accelerated to 8% in the third quarter versus 6% in both the first and second quarters of 2024. This growth was driven by strong new business generation (up 15% versus the third quarter of last year) and solid retention at 85%. Additionally, renewal rate change was 5% in the third quarter of 2024, comprised of three points of rate and two points of exposure growth.
CNA continues to proactively manage its run-off long-term care business. The company performed its annual reserve assumption review in the third quarter, which resulted in an immaterial change to the company’s GAAP reserves. Outperformance on premium rate actions offset unfavorable changes to cost-of-care inflation assumptions.
In addition, CNA continues to de-risk and reduce its long-term care reserves by offering benefit reductions and cash buyouts. During the first nine months of 2024, CNA bought out 2,100 policies for $67 million. This is on top of $193 million paid in 2023 to buy out 6,600 policies. Although this strategy results in a short-term loss through the income statement, it reduces risk over the long term.
Lastly, you may have seen in our recent 8-K that CNA successfully transferred to MetLife just over $1 billion of its pension liability, representing about 60% of the pension plan’s obligations. The plan was overfunded and will remain overfunded at the close of this transaction. Loews will record a non-cash charge of $265 million after tax and noncontrolling interests in the fourth quarter related to the acceleration of unrealized losses in AOCI associated with the pension.
Turning to Boardwalk Pipelines, the business is continuing to benefit from strong industry tailwinds. Boardwalk’s third quarter EBITDA increased by more than 20% to $249 million versus $202 million in the third quarter of 2023. Third quarter net income also increased by $28 million to $77 million from $49 million in the prior year’s third quarter. Those improvements were driven by higher re-contracting rates, recently completed growth projects, increased storage and parking and lending revenues, and contributions from the Bayou Ethane acquisition.
In our hospitality business, Loews Hotels reported $64 million of adjusted EBITDA compared with $60 million in the prior year’s third quarter. This increase was driven by contributions from the company’s recently completed property in Arlington and improved results at city center hotels due to the ongoing recovery in group travel. Those positives were partially offset by lower occupancy at the Orlando properties. From a net income perspective, the hotel company reported a net loss of $8 million in the third quarter versus net income of $17 million in the third quarter of 2023. The year-over-year decline in net income was driven by a $15 million after-tax impairment charge associated with a joint-venture property, as well as higher depreciation and interest expense associated with the new Arlington hotel.
Finally, the Loews parent company contributed net income of $73 million in this year’s third quarter compared to a net loss of $48 million in the third quarter of 2023. The year-over-year improvement was driven primarily by higher returns on our common stock portfolio, as well as the non-recurrence of a $37 million after-tax charge related to the termination of the parent company’s pension plan.
From a cash flow perspective, Loews received $109 million in dividends from CNA and $50 million of distributions from Boardwalk in the third quarter of 2024. Year to date, Loews has received $975 million from its subsidiaries, consisting of $825 million in dividends from CNA and $150 million of distributions from Boardwalk. During the third quarter, Loews repurchased about 830,000 shares for approximately $64 million. Since the end of 2023, we have repurchased about 4.6 million shares of our common stock at a cost of approximately $353 million. Loews ended 2024’s third quarter with $3.3 billion in cash and short-term investments.

Investor Q&A
Every quarter, we encourage shareholders to send us questions in advance of earnings that they would like us to answer in our remarks. Please see below for the questions we have received, along with some additional questions we found relevant.
Jim, you mentioned that Boardwalk is seeing more opportunities for growth projects. How will those projects be funded and when do you anticipate the company incurring substantial capex for these potential opportunities?
As I mentioned in my remarks, Boardwalk is performing very well, and we anticipate that the company will be able to finance all its capital needs using its own balance sheet. In fact, Boardwalk will likely be able to maintain distributions to Loews at or near current levels while financing these prospective projects. Given the lead times involved, we expect that Boardwalk will not incur significant capital expenses for a few years.
Jane, when do you expect a final resolution of the Boardwalk shareholder litigation?
We expect the Delaware Supreme Court would likely hear the plaintiff’s appeal in the spring of 2025 and issue a ruling in the summer or fall of 2025. We remain very confident in our case.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying combined and underlying loss ratios, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 7 & 8 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.
The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended September 30,
	2024	2023

Loss ratio	66.7%	63.9%
Expense ratio	30.2	30.1
Dividend ratio	0.3	0.3
Combined ratio	97.2%	94.3%
Effect of catastrophe impacts	(5.8)	(4.1)
Effect of development-related items	0.2	0.2
Underlying combined ratio	91.6%	90.4%
Underlying loss ratio	61.1%	60.0%
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization.
The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to its EBITDA:

	September 30,
	Three Months		Last 12 Months
(In millions)	2024	2023	2024	2023
Boardwalk net income attributable to Loews Corporation	$77	$49	$360	$274
Interest, net	38	33	153	146
Income tax expense	27	17	116	92
Depreciation and amortization	107	103	427	405
EBITDA	$249	$202	$1,056	$917

Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended September 30,
(In millions)	2024	2023
Loews Hotels & Co net income (loss) attributable to Loews Corporation	$(8)	$17
Interest, net	13	1
Income tax expense (benefit)	(1)	7
Depreciation and amortization	24	18
EBITDA	28	43
Noncontrolling interest share of EBITDA adjustments	(1)	(2)
Gain on asset acquisition
Asset impairments
Equity investment adjustments:
Loews Hotels & Co’s equity method income	—	(26)
Pro rata Adjusted EBITDA of equity method investments	38	45
Consolidation adjustments	(1)
Adjusted EBITDA	$64	$60
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended September 30,
(In millions)	2024	2023
Loews Hotels & Co’s equity method income	$—	$26
Pro rata share of equity method investments:
Interest, net	10	10
Income tax expense
Depreciation and amortization	11	12
Asset impairments	19
Distributions in excess of basis	(2)	(3)
Pro rata Adjusted EBITDA of equity method investments	$38	$45